Exhibit 99.1

News Release

www.nortelnetworks.com

April 24, 2003

For more information:

Investors:	Media:
888-901-7286	Tina Warren
905-863-6049	905-863-4702
investor@nortelnetworks.com	tinawarr@nortelnetworks.com

Nortel Networks Reports Results for First Quarter of 2003

•	Revenues: US$2.40 billion, down sequentially approximately 5%

•	Net earnings of US$54 million; US$0.01 per common share

•	Strong cash position of US$4.0 billion, up sequentially over US$100 million

TORONTO — Nortel Networks* Corporation [NYSE/TSX: NT] today reported results for the first quarter of 2003 prepared in accordance with United States generally accepted accounting principles, “GAAP”. Commencing with this presentation of its first quarter 2003 results, Nortel Networks will no longer provide pro forma earnings (which is a non-GAAP financial measure).

First Quarter 2003 Results

Revenues were US$2.40 billion for the first quarter of 2003 compared to US$2.91 billion in the same period in 2002. Nortel Networks reported net earnings in the first quarter of 2003 of US$54 million, or US$0.01 per common share, compared to a net loss of US$841 million, or US$0.26 per common share, in the first quarter of 2002.

Net earnings in the quarter included US$190 million of net earnings from discontinued operations — net of tax, US$134 million of special charges for restructuring and an aggregate US$36 million (net of tax) for the amortization of acquired technology and deferred stock option compensation associated with acquisitions. The company’s reported results also included approximately US$80 million of favorable impacts associated with reductions in accruals principally related to: the wind-down of integration activities of previously acquired companies, operations originally structured as joint ventures, and miscellaneous tax matters; which were more than offset by costs related to the return to profitability bonus plan for employees and stock-based compensation expense.

“I am extremely pleased to have achieved profitability in the first quarter of 2003 and reached our goal one quarter early,” said Frank Dunn, president and chief executive officer, Nortel Networks. “We continue to successfully engage our customers and leverage our technology leadership and portfolio to deliver solutions that meet their needs. Moving forward, we will continue to drive to improve our market position and our financial performance. Our focus remains on delivering the multimedia services and network infrastructure solutions that will position our customers to grow their revenue and reduce their overall costs.”

Highlights of some of our recent announcements across our focus areas included:

Wireless Data

•	T-Mobile International to implement Univity* GPRS wireless packet core to allow easy movement from GPRS to UMTS and prevent operator ‘stranded investment’;

•	GSM and GPRS wireless data network expansion for China Mobile in Hebei province, which is expected to increase network capacity by 1.8 million subscribers and to support the migration to wireless data services;

•	Commercial launch of CDMA2000 1xEV-DO, beginning in the summer of 2003, of Verizon Wireless network in San Diego, to support the delivery of wireless data applications such as video streaming, wireless gaming, and multimedia messaging;

•	Kapsch CarrierCom to deploy GSM-Railway (GSM-R) network, confirming Nortel Networks continued leadership position in the GSM-R market; and

•	Wireless LAN strategy and portfolio launch for enterprises and wireless carriers, in support of the delivery of a seamless customer experience across private and public wireless networks.

Voice over Packet

•	First deployment of Passport* 20000 in Europe, Connex to deploy multiservice switches in backbone network in support of 2G to 3G packetized infrastructure migration;

•	Deployment of Packet Voice network by Contactel, the first Czech Republic provider to operate a softswitch in the public telephone network; and

•	Five-year frame agreement with Telecom Egypt for the expansion and modernization of Egypt’s national wireline and wireless network.

Multimedia Services and Applications

•	Telefónica Empresas to deploy nationwide multiservice network to enable delivery of new IP, Multiprotocol Label Switching services (MPLS) to corporate customers throughout Brazil;

•	Deployment of Succession* Centrex IP with financial institution First Data Corp., enabling First Data to accommodate large increases in call centre traffic, and improve customer service; and

•	Launch of Alteon* multi-application switching solution, to enable application-intelligent traffic management and integrated application support.

Broadband Networking

•	Ohio State University to deploy Nortel Networks Optical Ethernet solution enabling new educational applications previously too expensive or difficult to implement over legacy networking infrastructures;

•	National optical transmission backbone to be deployed by China Netcom, which will include the first planned deployment of OPTera* Connect HDX Optical Switch in China; and

•	Deployment of routing switches and optical equipment by Spanish cable operator Retecal to upgrade data network and increase capacity.

Security/Virtual Private Networking (VPN)

•	China Netcom national multiservice backbone contract enabling 110 city IP-VPN and other data services for government and enterprise customers; and

•	Business Communications Manager (BCM) IP-PBX named “Best-In-Test” by Miercom on behalf of Business Communications Review, earning this distinction based on voice-quality, manageability and advanced features.

“I am very pleased again this quarter with our cash position of US$4.0 billion and our focus on cash management,” said Doug Beatty, chief financial officer, Nortel Networks. “The cash outflow from continuing operations of approximately US$80 million included cash outflows for restructuring of US$190 million. Our overall net cash inflow included proceeds of approximately US$250 million from sale and settlement activities within discontinued operations.”

Outlook

The company continues to expect the overall telecommunications equipment market to be down modestly in 2003 compared to 2002. Given the ongoing economic and geopolitical uncertainty, customers continue to spend cautiously. As a result, the company currently expects the capital spending levels in the second quarter of 2003 to be similar to the first quarter of 2003. The company is not providing any specific revenue or earnings guidance at this time.

Breakdown of First Quarter 2003 Revenues

Compared to the fourth quarter of 2002, Wireless Networks segment revenues decreased 6 percent, reflecting considerable declines in Asia and a decline in the United States, which were partially offset by a significant increase in the Europe, Middle East and Africa region (“EMEA”) and considerable increases in the Caribbean and Latin America region (“CALA”) and in Canada. Enterprise Networks segment revenues decreased 6 percent, reflecting a decrease across all regions except Asia, which increased. Wireline Networks segment revenues increased 11 percent, primarily reflecting considerable increases in the United States and Canada, which were partially offset by a substantial decrease in Asia. Optical Networks segment revenues decreased 22 percent, primarily reflecting considerable decreases in the United States and Canada, and a decrease in EMEA.

Compared to the first quarter of 2002, Wireless Networks segment revenues decreased 16 percent, Enterprise Networks segment revenues decreased 9 percent, Wireline Networks segment revenues decreased 18 percent, and Optical Networks segment revenues decreased 33 percent, generally representing significant decreases across all geographic regions.

Geographic revenues for the first quarter of 2003 compared to fourth quarter of 2002 decreased 3 percent in the United States and 9 percent in Canada, with EMEA essentially flat and all other regions down 16 percent. Compared to the first quarter of 2002, revenues decreased 14 percent in the United States, 41 percent in Canada, 11 percent in EMEA and 25 percent in all other regions.

Gross margin

Gross margin was 42.9 percent of sales in the first quarter of 2003, up from 39.3 percent in the fourth quarter of 2002. This improvement reflected the benefits from the restructuring programs, very strong Wireless Networks segment gross margins in the quarter and a relatively stronger performance from the Optical Networks segment.

Expenses

Selling, general and administrative expenses were US$487 million in the first quarter of 2003, compared to US$744 million for the same period in 2002 and essentially flat compared to the fourth quarter of 2002.

Research and development (“R&D”) expenses were US$489 million in the first quarter of 2003, compared to US$595 million for the same period in 2002 and essentially flat compared to the fourth quarter of 2002.

Other income (expenses) — net was US$50 million income for the first quarter of 2003, which primarily included a payment received from a settlement related to intellectual property use and reductions in accruals principally related to: the wind-down of integration activities of previously acquired companies, operations originally structured as joint ventures, and miscellaneous tax matters; which were partially offset by foreign exchange and investment losses.

Discontinued operations

The company reported net earnings from discontinued operations of US$190 million, which primarily reflected a gain in the amount of US$101 million from the disposition of shares and a membership interest in certain Arris Group Inc. companies and a gain in the amount of US$95 million from the settlement of certain trade and customer finance receivables.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Enterprise Networks, Wireline Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. This press release and more information about Nortel Networks can be found on the Web at www.nortelnetworks.com.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow; the level of outstanding debt and our current debt ratings; the ability to meet the financial covenant in our credit facilities; the use of cash collateral to support our normal course business activities; the dependence on our subsidiaries for funding; the impact of our defined benefit plans and our deferred tax assets on our results of operations, cash flows and compliance with our financial covenant; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of customer financing and commitments; stock market volatility; the impact of the New York Stock Exchange minimum listing requirements and the proposed consolidation of our common shares; the impact of acceleration or early settlement of our purchase contracts; the impact of supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-end-

*Nortel Networks, the Nortel Networks logo, the Globemark, Alteon, OPTera, Passport, Univity, and Succession are trademarks of Nortel Networks.

Nortel Networks will host a teleconference/audio webcast to discuss Q1 2003 Results.

TIME:     8:15 AM — 9:15 AM EDT on Thursday, April 24, 2003

To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	888-211-4395	www.nortelnetworks.com/1q2003

International:	212-231-6007

Replay:
(Available one hour after the conference until 11:59 pm EDT, May 7, 2003)
North America:	800-383-0935	Passcode: 21107420#
International:	402-530-5545	Passcode: 21107420#
Webcast:	http://www.nortelnetworks.com/1q2003

NORTEL NETWORKS CORPORATION
Consolidated Results (unaudited)
(millions of U.S. dollars, except per share amounts)

	U.S. GAAP

	Three months ended
	March 31,
	2003(1)	2002

Revenues	$2,399	$2,912
Cost of revenues(2)	1,370	2,154

Gross profit	1,029	758

Selling, general and administrative expense(2)	487	744
Research and development expense(2)	489	595
Amortization of acquired technology	33	43
Deferred stock option compensation	15	25
Special charges	134	487
Gain on sale of businesses	–	(14)

Operating loss	(129)	(1,122)

Other income (expense) — net	50	(19)
Interest expense
Long-term debt	(45)	(58)
Other	(7)	(12)

Loss from continuing operations before income taxes	(131)	(1,211)
Income tax benefit	2	374

	(129)	(837)
Equity in net loss of associated companies — net of tax	(7)	(4)

Net loss from continuing operations	(136)	(841)

Net earnings from discontinued operations — net of tax	190	–

Net earnings (loss)	$54	$(841)

Basic and diluted earnings (loss) per common share(3)(4)
— from continuing operations	$(0.03)	$(0.26)
— from discontinued operations	0.04	–

	$0.01	$(0.26)

Weighted average number of common shares (millions)
— basic(3)	4,336	3,215
— diluted(4)	4,336	3,215

(1)	These unaudited consolidated results for the three months ended March 31, 2003 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary results prior to the filing of its reported results for the three months ended March 31, 2003.

(2)	Effective January 1, 2003, Nortel Networks adopted prospectively the fair value accounting for stock options. The stock option expense for the three months ended March 31, 2003 was $5.

(3)	The basic weighted average number of common shares included the minimum number of common shares to be issued upon settlement of the prepaid forward purchase contracts issued on June 12, 2002. The minimum number of common shares to be issued on a weighted basis for the three months ended March 31, 2003 and 2002 were 473 (in millions) and nil, respectively.

(4)	As a result of the reported net losses from continuing operations for the three months ended March 31, 2003 and 2002, approximately 180 and 188, respectively, of potentially dilutive securities (in millions) were not included in the calculation of diluted loss per common share because to do so would have been anti-dilutive.

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets (unaudited)
(millions of U.S. dollars)

	U.S. GAAP

	March 31,	December 31,
	2003(1)	2002

ASSETS
Current assets
Cash and cash equivalents	$3,999	$3,861
Restricted cash and cash equivalents	227	249
Accounts receivable (less provisions of $403 at March 31, 2003; $477 at December 31, 2002)	1,857	1,910
Inventories — net	846	889
Income taxes recoverable	60	58
Deferred income taxes — net	785	791
Other current assets	420	718

Total current assets	8,194	8,476

Investments at cost and associated companies at equity	211	246
Plant and equipment — net	1,397	1,444
Goodwill	2,201	2,201
Intangible assets — net	65	98
Deferred income taxes — net	3,040	2,723
Other assets(2)	786	783

Total assets	$15,894	$15,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$78	$100
Trade and other accounts payable	776	902
Payroll and benefit-related liabilities	668	521
Contractual liabilities	1,458	1,547
Restructuring	702	785
Other accrued liabilities	2,668	2,894
Long-term debt due within one year	234	233

Total current liabilities	6,584	6,982

Long-term debt	3,664	3,719
Deferred income taxes — net	487	344
Other liabilities	2,413	2,352

	13,148	13,397

Minority interest in subsidiary companies	606	614

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 3,862,915,463 at March 31, 2003, 3,850,284,146 at December 31, 2002	33,620	33,587
Additional paid-in capital	3,690	3,734
Deferred stock option compensation	(70)	(96)
Deficit	(33,682)	(33,736)
Accumulated other comprehensive loss	(1,418)	(1,529)

Total shareholders’ equity	2,140	1,960

Total liabilities and shareholders’ equity	$15,894	$15,971

(1)	The unaudited consolidated balance sheet as at March 31, 2003 is preliminary and is subject to change. Nortel Networks disclaims any intention or obligation to update or revise such balance sheet prior to the filing of its reported results for the three months ended March 31, 2003.

(2)	Included in Other assets were provisions related to long-term accounts receivable of $682 at March 31, 2003 and $781 at December 31, 2002.

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows (unaudited)
(millions of U.S. dollars)

	U.S. GAAP

	Three months	Three months
	ended	ended
	March 31,	March 31,
	2003(1)	2002

Cash flows from (used in) operating activities
Net loss from continuing operations	$(136)	$(841)
Adjustments to reconcile net loss from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	140	199
Non-cash portion of special charges and related asset write downs	(5)	97
Equity in net loss of associated companies	7	4
Current and deferred stock option compensation	20	25
Deferred income taxes	(6)	(383)
Other liabilities	26	(37)
Gain on repurchases of outstanding debt securities	(4)	–
(Gain) loss on sale or write down of investments and businesses	33	(22)
Other — net	29	69
Change in operating assets and liabilities:
Accounts receivable	47	173
Inventories	111	90
Income taxes	(5)	530
Restructuring	(190)	(387)
Accounts payable and accrued liabilities	(153)	158
Other operating assets and liabilities	5	(107)

Net cash used in operating activities of continuing operations	(81)	(432)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(18)	(103)
Proceeds on disposals of plant and equipment	6	44
Decrease in restricted cash and cash equivalents	20	–
Increase in long-term receivables	(9)	(107)
Decrease in long-term receivables	5	89
Acquisitions of investments and businesses — net of cash acquired	(2)	(19)
Proceeds on sale of investments and businesses	7	59

Net cash from (used in) investing activities of continuing operations	9	(37)

Cash flows from (used in) financing activities
Decrease in notes payable — net	(17)	(11)
Proceeds from long-term debt	–	11
Repayments of long-term debt	(43)	(2)
Decrease in capital leases payable	(1)	(4)
Issuance of common shares	–	5

Net cash used in financing activities of continuing operations	(61)	(1)

Effect of foreign exchange rate changes on cash and cash equivalents	18	(6)

Net cash used in continuing operations	(115)	(476)
Net cash from discontinued operations	253	52

Net increase (decrease) in cash and cash equivalents	138	(424)

Cash and cash equivalents at beginning of period — net	3,861	3,513

Cash and cash equivalents at end of period — net	$3,999	$3,089

(1)	The unaudited consolidated statements of cash flows for the three months March 31, 2003 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise such statements of cash flows prior to the filing of its reported results for the three months ended March 31, 2003.

NORTEL NETWORKS CORPORATION
Consolidated Results (unaudited)(1)
Supplementary Information
(millions of U.S. dollars)

Revenues from continuing operations	Three months ended			Three months ended
	March 31,		Q1 03 vs. Q1 02	December 31,	Q1 03 vs. Q4 02

By Segments:	2003	2002(3)	% Change	2002	% Change

Wireless Networks	$953	$1,136	(16%)	$1,012	(6%)
Enterprise Networks	613	675	(9%)	654	(6%)
Wireline Networks	562	682	(18%)	506	11%
Optical Networks	270	406	(33%)	344	(22%)
Other	1	13	(92%)	4	(75%)

Total	$2,399	$2,912		$2,520

	Three months ended			Three months ended
	March 31,		Q1 03 vs. Q1 02	December 31,	Q1 03 vs. Q4 02

By Geographic Regions:(2)	2003	2002	% Change	2002	% Change

United States	$1,204	$1,406	(14%)	$1,239	(3%)
EMEA *	641	724	(11%)	636	1%
Canada	130	219	(41%)	143	(9%)
Other regions	424	563	(25%)	502	(16%)

Total	$2,399	$2,912		$2,520

*	the Europe, Middle East and Africa region

Historical information(3)	Three months ended

	September 30,	June 30,
By Segments:	2002	2002

Wireless Networks	$940	$1,123
Enterprise Networks	617	636
Wireline Networks	484	588
Optical Networks	309	406
Other	5	20

Total	$2,355	$2,773

Operating ratios

Days sales outstanding (“DSO”)	Q1 2003

Current accounts receivables X 90 days	1,857	X	90	= 70	DSO
Revenue for the period
	2,399

	Q4 2002

	1,910	X	90	= 68	DSO

	2,520
Inventory turnover and days in inventory

Inventory turnover	Q1 2003

Cost of revenues	1,370	=	1.5793	turns
Average Inventory
	(846+889)/2

	Q4 2002

	1,530	=	1.5141	turns

	(889+1,132)/2

Inventory Days	Q1 2003

90 days	90	=	57.0	days
Inventory turnover
	1.5793

	Q4 2002

	90	=	59.4	days

	1.5141

(1)	These unaudited consolidated results are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary consolidated results prior to the filing of its reported results for the three months ended March 31, 2003.

(2)	Revenues were attributable to geographic regions based on the location of the customer.

(3)	Certain historical revenues by segment between Wireline Networks and Other have been revised to reflect reclassifications of certain minor product portfolios during the first quarter of 2003. Overall consolidated Nortel Networks revenues and revenues by geographic regions for the relevant periods were not impacted by these reclassifications.